Exhibit 99.1

CONTACT: Investor Relations	FOR IMMEDIATE RELEASE
(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION

ANNOUNCES FIRST QUARTER 2013 RESULTS

DALLAS – April 24, 2013 – Capstead Mortgage Corporation (NYSE: CMO) (“Capstead” or the “Company”) today announced financial results for the quarter ended March 31, 2013.

First Quarter 2013 Highlights

•	Earnings of $34.9 million or $0.31 per diluted common share

•	Financing spreads on residential mortgage investments increased 2 basis points to 1.15%

•	Operating costs as a percentage of average long-term investment capital decreased 2 basis points to 0.77%

•	Book value increased $0.02 to $13.60 per common share

•	Portfolio leverage ended the quarter at 8.06 times long-term investment capital

For the quarter ended March 31, 2013 Capstead reported net income of $34,918,000 or $0.31 per diluted common share. This compares to net income of $35,084,000 or $0.31 per diluted common share for the quarter ended December 31, 2012. The Company paid a first quarter 2013 dividend of $0.31 per common share on April 19, 2013.

First Quarter Earnings and Related Discussion

Capstead is a self-managed real estate investment trust for federal income tax purposes. The Company earns income from investing in a leveraged portfolio of residential adjustable-rate mortgage pass-through securities, referred to as ARM securities, issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. For the quarter ended March 31, 2013, the Company reported net interest margins of $37,925,000 compared to $38,307,000 for the quarter ended December 31, 2012. Financing spreads on residential mortgage investments averaged 1.15% during the first quarter of 2013, an increase of 2 basis points from financing spreads earned during the fourth quarter of 2012. Financing spread on residential mortgage investments is a non-GAAP financial measure based solely on yields on residential mortgage investments, net of borrowing rates on repurchase arrangements and similar borrowings, adjusted for currently-paying interest rate swap agreements held for hedging purposes – see page 9 for further information.

Yields on Capstead’s residential mortgage investments averaged 1.73% during the first quarter of 2013, a decrease of 3 basis points from yields reported for the fourth quarter of 2012 reflecting lower weighted average coupons on the Company’s ARM securities portfolio. Yield adjustments resulting from investment premium amortization averaged 84 basis points both quarters reflecting stable mortgage prepayment levels. Mortgage prepayments expressed as a constant prepayment rate, or CPR, averaged 19.65% during the first quarter of 2013, compared to an average CPR of 19.60% during the fourth quarter of 2012.

The following table illustrates the progression of Capstead’s portfolio of residential mortgage investments for the quarter (dollars in thousands):

Residential mortgage investments, beginning of quarter	$13,860,158
Decrease in unrealized gains on securities classified as available-for-sale	(7,705)
Portfolio acquisitions (principal amount) at average lifetime purchased yields of 2.09%	803,409
Investment premiums on acquisitions	36,474
Portfolio runoff (principal amount)	(809,546)
Investment premium amortization	(28,385)

Residential mortgage investments, end of quarter	$13,854,405

Interest rates on repurchase arrangements and similar borrowings, adjusted for currently-paying interest rate swap agreements held as hedges against changes in short-term interest rates, averaged 0.58% during the first quarter of 2013, a decrease of five basis points over borrowing rates incurred during the fourth quarter of 2012. Lower borrowing rates during the first quarter reflect lower prevailing market rates for repurchase arrangements. Borrowing rates also benefited from the replacement of $1.10 billion in interest rate swap agreements that required payment of fixed rates averaging 81 basis points that terminated during the quarter with $1.10 billion in swap agreements requiring payment of fixed rates averaging 50 basis points. At March 31, 2013 repurchase arrangements and similar borrowings totaled $12.82 billion, consisting primarily of 30-day borrowings with 24 counterparties at rates averaging 0.40%, before consideration of related swap agreements. At March 31, 2013, the Company held currently-paying swap agreements requiring the payment of fixed rates of interest averaging 0.67% on notional amounts totaling $4.20 billion with average remaining interest-payment terms of 12 months. Additionally, as of quarter-end the Company had entered into forward-starting swap agreements with notional amounts totaling $2.10 billion that will begin requiring fixed rate interest payments averaging 0.45% for two-year periods that commence on various dates between June 2013 and January 2014, with an average expiration of 31 months. Variable payments, typically based on one-month LIBOR, that are received by the Company under swap agreements tend to offset a significant portion of the interest owed on a like amount of the Company’s borrowings under repurchase arrangements.

Capstead’s long-term investment capital, which consists of common and perpetual preferred stockholders’ equity and long-term unsecured borrowings (net of related investments in statutory trusts), declined modestly during the first quarter of 2013 to $1.59 billion at quarter-end. Portfolio leverage (borrowings under repurchase arrangements divided by long-term investment capital) increased modestly to 8.06 to one at March 31, 2013 compared to 8.00 to one at December 31, 2012.

Operating costs as a percentage of average long-term investment capital declined to 0.77% during the first quarter of 2013 compared to 0.79% during the fourth quarter of 2012, due primarily to lower compensation-related expense, a significant portion of which is performance-based.

Common Share Repurchases

Early in January 2013 Capstead repurchased 638,000 common shares pursuant to the Company’s $100 million stock repurchase authorization at an average price of $11.43 per share or 84% of trailing book value per common share. No further repurchases have been made since January, leaving $58 million of this authorization available for future repurchases. Common share repurchases may continue in future periods subject to market conditions and blackout periods associated with the dissemination of earnings and dividend announcements and other important Company-specific news.

Book Value per Common Share

Nearly all of Capstead’s residential mortgage investments and all of its interest rate swap agreements are reflected at fair value on the Company’s balance sheet and are therefore included in the calculation of book value per common share (total stockholders’ equity, less perpetual preferred share liquidation preferences, divided by common shares outstanding). The fair value of these investments is impacted by market conditions, including changes in interest rates, and the availability of financing at reasonable rates and leverage levels, among other factors. The Company’s investment strategy attempts to mitigate these risks by focusing on investments in agency-guaranteed residential mortgage pass-through securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans with interest rates that reset periodically to more current levels. Because of these characteristics, the fair value of Capstead’s portfolio is considerably less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to portfolios containing a significant amount of non-agency and/or fixed-rate mortgage securities. The following table illustrates the progression of Capstead’s book value per common share for the quarter ended March 31, 2013:

Book value per common share, beginning of quarter	$13.58
Capital transactions:
Accretion from common share repurchases	0.01
Increase related to stock awards	0.01
Decrease in fair value of mortgage securities classified as available-for-sale	(0.08)
Increase in fair value of interest rate swap agreements designated as cash flow hedges of:
Repurchase arrangements and similar borrowings	0.05
Unsecured borrowings	0.03

Book value per common share, end of quarter	$13.60

Increase in book value per common share during the quarter	$0.02

Management Remarks

Commenting on current operating and market conditions, Andrew F. Jacobs, President and Chief Executive Officer, said, “First quarter results reflect stable quarter over quarter mortgage prepayment levels on our agency-guaranteed ARM securities portfolio as well as lower borrowing costs, which more than offset slightly lower weighted average coupons on the portfolio. Lower borrowing costs reflect lower market rates during the quarter as well as the rollover to lower rates of a significant portion of our currently-paying swap position. Together, these factors contributed to a 2 basis point increase in our financing spreads to 1.15%, with earnings remaining at $0.31 per diluted common share. We also posted a $0.02 increase in book value to $13.60 per common share reflecting stable quarter over quarter pricing levels for agency-guaranteed ARM securities.

“Looking forward to the rest of 2013, we are optimistic our portfolio will continue to perform well. Mortgage prepayment levels should remain manageable in the coming quarters given that approximately 91% of the mortgages underlying our current-reset ARM securities were originated prior to 2008 and carry coupon interest rates at or below prevailing fixed mortgage rates diminishing the economic advantage, if any, of refinancing. This should help contain investment premium amortization costs, which decreased $0.9 million this quarter to $28.4 million. Also, further declines in weighted average coupons should be relatively modest given that an increasing number of mortgage loans underlying our current-reset ARM securities are at or near fully-indexed levels. With respect to our borrowing costs, another $1.80 billion notional amount of our interest rate swaps with average fixed rates of 0.87% will mature over the remainder of 2013 and have already been replaced with swaps averaging 0.45% allowing for further declines in borrowing costs provided market rates for short-term borrowings remain reasonable.

“We remain confident in and focused on our investment strategy of managing a conservatively leveraged portfolio of agency-guaranteed residential ARM securities that can produce attractive risk-adjusted returns over the long term while reducing, but not eliminating, sensitivity to changes in interest rates.”

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Thursday, April 25, 2013 at 9:00 a.m. ET. The conference call may be accessed by dialing toll free (888) 317-6016 in the U.S., (855) 669-9657 for Canada, or (412) 317-6016 for international callers. A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.capstead.com, and an audio archive of the webcast will be available for approximately 60 days. A replay of the call will be available through June 26, 2013 by dialing toll free (877) 344-7529 in the U.S. or (412) 317-0088 for international callers and entering conference number 10027162.

Cautionary Statement Concerning Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning.

Forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties including, but not limited to, the following:

•	changes in general economic conditions;

•	fluctuations in interest rates and levels of mortgage prepayments;

•	the effectiveness of risk management strategies;

•	the impact of differing levels of leverage employed;

•	liquidity of secondary markets and credit markets;

•	the availability of financing at reasonable levels and terms to support investing on a leveraged basis;

•	the availability of new investment capital;

•	the availability of suitable qualifying investments from both an investment return and regulatory perspective;

•	changes in legislation or regulation affecting Fannie Mae, Freddie Mac and similar federal government agencies and related guarantees;

•	deterioration in credit quality and ratings of existing or future issuances of Fannie Mae, Freddie Mac or Ginnie Mae securities;
•	changes in legislation or regulation affecting exemptions for mortgage REITs from regulation under the Investment Company Act of 1940; and

•	increases in costs and other general competitive factors.

In addition to the above considerations, actual results and liquidity are affected by other risks and uncertainties which could cause actual results to be significantly different from those expressed or implied by any forward-looking statements included herein. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed herein may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Forward-looking statements speak only as of the date the statement is made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers of this document are cautioned not to place undue reliance on any forward-looking statements included herein.

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except ratios and per share amounts)

	March 31, 2013	December 31, 2012
	(unaudited)
Assets
Residential mortgage investments ($13.45 billion pledged under repurchase arrangements at March 31, 2013 and December 31, 2012)	$13,854,405	$13,860,158
Cash collateral receivable from interest rate swap counterparties	40,233	49,972
Interest rate swap agreements at fair value	114	169
Cash and cash equivalents	471,510	425,445
Receivables and other assets	120,725	130,402
Investments in unconsolidated affiliates	3,117	3,117

	$14,490,104	$14,469,263

Liabilities
Repurchase arrangements and similar borrowings	$12,821,519	$12,784,238
Interest rate swap agreements at fair value	24,763	32,868
Unsecured borrowings	103,095	103,095
Common stock dividend payable	30,349	29,512
Accounts payable and accrued expenses	20,286	22,425

	13,000,012	12,972,138

Stockholders’ equity
Preferred stock—$0.10 par value; 100,000 shares authorized:
$1.60 Cumulative Preferred Stock, Series A, 186 shares issued and outstanding ($3,054 aggregate liquidation preference) at March 31, 2013 and December 31, 2012	2,604	2,604
$1.26 Cumulative Convertible Preferred Stock, Series B, 16,493 shares issued and outstanding ($187,692 aggregate liquidation preference) at March 31, 2013 and December 31, 2012	186,388	186,388
Common stock—$0.01 par value; 250,000 shares authorized:
95,532 and 96,229 shares issued and outstanding at March 31, 2013 and December 31, 2012, respectively	955	962
Paid-in capital	1,359,879	1,367,199
Accumulated deficit	(353,852)	(353,938)
Accumulated other comprehensive income	294,118	293,910

	1,490,092	1,497,125

	$14,490,104	$14,469,263

Long-term investment capital (Stockholders’ equity and unsecured borrowings net of investments in related unconsolidated affiliates) (unaudited)	$1,590,070	$1,597,103
Portfolio leverage (Repurchase arrangements and similar borrowings divided by long-term investment capital) (unaudited)	8.06:1	8.00:1
Book value per common share (based on common shares outstanding and calculated assuming liquidation preferences for the Series A and B preferred stock) (unaudited)	$13.60	$13.58

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended March 31
	2013	2012
Interest income:
Residential mortgage investments	$58,468	$65,733
Other	112	150

	58,580	65,883

Interest expense:

Repurchase arrangements and similar borrowings	(18,468)	(14,103)
Unsecured borrowings	(2,187)	(2,187)

	(20,655)	(16,290)

	37,925	49,593

Other revenue (expense):
Miscellaneous other revenue (expense)	(30)	(169)
Incentive compensation	(351)	(1,538)
Salaries and benefits	(1,610)	(1,827)
Other general and administrative expense	(1,081)	(954)

	(3,072)	(4,488)

Income before equity in earnings of unconsolidated affiliates	34,853	45,105
Equity in earnings of unconsolidated affiliates	65	65

Net income	$34,918	$45,170

Net income available to common stockholders:

Net income	$34,918	$45,170
Less cash dividends paid on preferred shares	(5,270)	(5,213)

	$29,648	$39,957

Net income per common share:
Basic	$0.31	$0.45
Diluted	0.31	0.44
Weighted average common shares outstanding:
Basic	95,020	89,449
Diluted	95,450	89,859
Cash dividends declared per share:
Common	$0.310	$0.430
Series A Preferred	0.400	0.400
Series B Preferred	0.315	0.315

CAPSTEAD MORTGAGE CORPORATION

FAIR VALUE ANALYSIS

(in thousands, unaudited)

	March 31, 2013					December 31, 2012
	Unpaid Principal Balance	Investment Premiums	Basis or Notional Amount	Fair Value	Unrealized Gains (Losses)	Unrealized Gains (Losses)
Residential mortgage investments classified as available-for-sale: (a) (b)
Fannie Mae/Freddie Mac securities:
Current-reset ARMs	$6,667,734	$165,043	$6,832,777	$7,070,595	$237,818	$250,550
Longer-to-reset ARMs	4,858,986	198,467	5,057,453	5,107,686	50,233	43,772
Fixed-rate	57	—	57	61	4	5
Ginnie Mae securities :
Current-reset ARMs	795,542	19,500	815,042	830,846	15,804	14,693
Longer-to-reset ARMs	787,244	29,978	817,222	832,107	14,885	17,429

	$13,109,563	$412,988	$13,522,551	$13,841,295	$318,744	$326,449

Interest rate swap positions (c)			$6,400,000	$(24,649)	$(24,626)	$(32,539)

(a)	Unrealized gains and losses on residential mortgage securities classified as available-for-sale are recorded as a component of Accumulated other comprehensive income in Stockholders’ equity. Gains or losses are generally recognized in earnings only if sold. Residential mortgage securities classified as held-to-maturity with a cost basis of $5 million and unsecuritized investments in residential mortgage loans with a cost basis of $8 million are not subject to mark-to-market accounting and therefore have been excluded from this analysis.
(b)	Capstead classifies its residential ARM securities based on the average length of time until the loans underlying each security reset to more current rates (see page 10 of this release for further information).
(c)	To help mitigate exposure to higher short-term interest rates, Capstead typically uses currently-paying and forward-starting one- and three-month LIBOR-indexed, pay-fixed, receive-variable, interest rate swap agreements with two-year interest payment terms. Additionally, the Company has entered into three forward-starting swap agreements with notional amounts totaling $100 million and terms coinciding with the variable-rate terms of the Company’s long-term unsecured borrowings that begin in 2015 and 2016 and end with their maturities in 2035 and 2036. Swap positions are carried on the balance sheet at fair value with related unrealized gains or losses arising while designated as cash flow hedges for accounting purposes reflected as a component of Accumulated other comprehensive income in Stockholders’ equity and related hedge ineffectiveness recognized in Interest expense. As of March 31, 2013, these swap positions had the following characteristics (dollars in thousands):

Period of Contract Expiration	Notional Amount	Average Fixed Rate Payment Requirement	Fair Value	Unrealized Gains (Losses)
Currently-paying two-year contracts:
Second quarter 2013	$700,000	0.96%	$(809)	$(808)
Third quarter 2013	300,000	0.87	(809)	(809)
Fourth quarter 2013	800,000	0.78	(2,567)	(2,559)
First quarter 2014	200,000	0.60	(531)	(531)
Second quarter 2014	400,000	0.51	(996)	(989)
Third quarter 2014	200,000	0.51	(596)	(596)
Fourth quarter 2014	500,000	0.58	(2,212)	(2,212)
First quarter 2015	1,100,000	0.50	(3,814)	(3,814)

	4,200,000	0.67	(12,334)	(12,318)
Forward-starting two-year contracts:
Second quarter 2015	200,000	0.43	(335)	(335)
Third quarter 2015	400,000	0.47	(587)	(587)
Fourth quarter 2015	1,200,000	0.45	(449)	(442)
First quarter 2016	300,000	0.47	(2)	(2)

	$6,300,000		$(13,707)	$(13,684)

Forward-starting contracts expiring in 2035 and 2036 related to unsecured borrowings	$100,000	4.09	$(10,942)	$(10,942)

*	After consideration of related swap positions, the Company’s residential mortgage investments and related borrowings under repurchase arrangements had durations as of March 31, 2013 of approximately ten and nine months, respectively, for a net duration gap of approximately one month. Duration is a measure of market price sensitivity to changes in interest rates.

CAPSTEAD MORTGAGE CORPORATION

FINANCING SPREAD ANALYSIS

(unaudited)

	2013	2012
	Q1	Q4	Q3	Q2	Q1
Yields on residential mortgage investments:(a)
Cash yields	2.57%	2.60%	2.65%	2.71%	2.74%
Investment premium amortization	(0.84)	(0.84)	(0.79)	(0.67)	(0.60)
Adjusted yields	1.73	1.76	1.86	2.04	2.14
Related borrowing rates:(b)
Unhedged borrowing rates	0.41	0.45	0.41	0.37	0.32
Fixed swap rates	0.71	0.75	0.78	0.80	0.85
Adjusted borrowing rates	0.58	0.63	0.56	0.54	0.49
Financing spreads on residential mortgage investments	1.15	1.13	1.30	1.50	1.65
Annualized CPR	19.65	19.60	18.74	15.86	14.50

(a)	Cash yields are based on the cash component of interest income. Investment premium amortization is determined using the interest method and incorporates actual and anticipated future mortgage prepayments. Both are expressed as a percentage calculated on an annualized basis on average amortized cost basis for the indicated periods.
(b)	Unhedged borrowing rates represent average rates on repurchase agreements and similar borrowings. Fixed swap rates represent the average fixed rates on currently-paying interest rate swap agreements used to hedge short-term borrowing rates. Adjusted borrowing rates reflect unhedged borrowing rates and swap rates as well as differences between variable rate payments received on the Company’s currently-paying swap agreements, which typically are based on one-month LIBOR, and unhedged borrowing rates as well as any measured hedge ineffectiveness, calculated on an annualized basis on average outstanding balances for the indicated periods.

Financing spreads on residential mortgage investments, a non-GAAP financial measure, differs from total financing spreads, an all-inclusive GAAP measure, that is based on all interest-earning assets and all interest-paying liabilities. The Company believes that presenting financing spreads on residential mortgage investments provides useful information for evaluating the performance of the Company’s portfolio. The following reconciles these two measures.

	2013	2012
	Q1	Q4	Q3	Q2	Q1
Financing spreads on residential mortgage investments	1.15%	1.13%	1.30%	1.50%	1.65%
Impact of yields on other interest-earning assets*	(0.05)	(0.07)	(0.05)	(0.06)	(0.06)
Impact of borrowing rates on unsecured borrowings and other interest-paying liabilities*	(0.06)	(0.06)	(0.06)	(0.07)	(0.07)
Total financing spreads	1.04	1.00	1.19	1.37	1.52

*	Other interest-earning assets consist of overnight investments and cash collateral receivable from interest rate swap counterparties. Other interest-paying liabilities consist of long-term unsecured borrowings (at a borrowing rate of 8.49%) that the Company considers a component of its long-term investment capital and cash collateral payable to interest rate swap counterparties.

CAPSTEAD MORTGAGE CORPORATION

RESIDENTIAL ARM SECURITIES PORTFOLIO STATISTICS

(as of March 31, 2013)

(dollars in thousands, unaudited)

ARM Type (a)	Amortized Cost Basis(b)	Net WAC(c)	Fully Indexed WAC(c)	Average Net Margins(c)	Average Periodic Caps(c)	Average Lifetime Caps(c)	Months To Roll(a)
Current-reset ARMs:
Fannie Mae Agency Securities	$5,058,011	2.42%	2.23%	1.70%	3.19%	10.15%	5.0
Freddie Mac Agency Securities	1,774,766	2.62	2.35	1.84	2.02	10.67	5.6
Ginnie Mae Agency Securities	815,042	2.44	1.68	1.51	1.02	9.17	7.2
Residential mortgage loans	4,759	3.49	2.33	2.04	1.51	10.97	4.5

	7,652,578	2.47	2.20	1.71	2.69	10.16	5.4

Longer-to-reset ARMs:
Fannie Mae Agency Securities	3,132,756	2.94	2.49	1.76	4.92	7.95	43.6
Freddie Mac Agency Securities	1,924,697	2.96	2.56	1.84	4.94	7.98	46.1
Ginnie Mae Agency Securities	817,222	2.96	1.67	1.51	1.03	7.99	29.6

	5,874,675	2.95	2.40	1.75	4.39	7.96	42.5

	$13,527,253	2.68	2.29	1.73	3.43	9.21	21.3

Gross WAC (rate paid by borrowers)(d)		3.29

(a)	Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (less than 18 months for “current-reset” ARM securities, and 18 months or greater for “longer-to-reset” ARM securities). Once an ARM loan reaches its initial reset date, it will reset at least once a year to a margin over a corresponding interest rate index, subject to periodic and lifetime limits or caps.
(b)	Amortized cost basis represents the Company’s investment (unpaid principal balance plus unamortized investment premiums) before unrealized gains and losses. As of March 31, 2013, the ratio of amortized cost basis to related unpaid principal balance for the Company’s ARM securities was 103.15. This table excludes $3 million in fixed-rate Agency Securities, $3 million in fixed-rate residential mortgage loans and $2 million in private residential mortgage pass-through securities held as collateral for structured financings.
(c)	Net WAC, or weighted average coupon, is the weighted average interest rate of the mortgage loans underlying the indicated investments, net of servicing and other fees as of the indicated date. Net WAC is expressed as a percentage calculated on an annualized basis on the unpaid principal balances of the mortgage loans underlying these investments. Fully indexed WAC represents the weighted average coupon upon one or more resets using interest rate indexes and net margins as of the indicated date. Average net margins represent the weighted average levels over the underlying indexes that the portfolio can adjust to upon reset, usually subject to initial, periodic and/or lifetime limits, or caps, on the amount of such adjustments during any single interest rate adjustment period and over the contractual term of the underlying loans. ARM securities issued by the GSEs with initial fixed-rate periods of five years or longer typically have 500 basis point initial caps with 200 basis point periodic caps. Additionally, certain ARM securities held by the Company are subject only to lifetime caps or were not subject to a cap. For presentation purposes, average periodic caps in the table above reflect initial caps until after an ARM security has reached its initial reset date and lifetime caps, less related current net WAC, for ARM securities subject only to lifetime caps. At quarter-end, 79% of current-reset ARMs were subject to periodic caps averaging 1.85%; 6% were subject to initial caps averaging 2.22%; 14% were subject to lifetime caps, less related current net WAC, averaging 7.59%; and 1% were not subject to a cap. All longer-to-reset ARM securities at March 31, 2013 were subject to initial caps.
(d)	Gross WAC is the weighted average interest rate of the mortgage loans underlying the indicated investments, including servicing and other fees paid by borrowers, as of the indicated balance sheet date.